                                                                 Exhibit 8.1


________________, 1997



PRIVATE
-------


Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
4131 South Grand Boulevard
St. Louis, Missouri  63118

         Re: Federal and State of Missouri Income Tax Consequences of a proposed merger of First Missouri Financial, M.H.C. into Equality Savings & Loan Association, F.A. in a statutory merger to be effected under the Internal Revenue Code of 1986, as amended (hereafter the "IRC" or the "Code") (S)368(a)(1)(A), followed by a merger of Equality Interim II Savings & Loan Association, F.A. with and into Equality Savings & Loan Association, F.A. to be effected under IRC(S)368(a)(1)(A) and IRC (S)368(a)(2)(E).

Dear Sirs:

You have requested an opinion on the potential Federal income tax consequences and State of Missouri income tax and financial institution franchise tax consequences of the proposed merger of First Missouri Financial, M.H.C. (the "MHC"), with and into Equality Savings & Loan Association, F.A. (the "Association") in a statutory merger to be effected under IRC (S)368(a)(1)(A), followed by a merger of Equality Interim II Savings & Loan Association, F.A. ("Interim II") with and into the Association to be effected under IRC
(S)368(a)(1)(A) and IRC (S)368(a)(2)(E). In conjunction with the merger of Interim II into the Association, the Association's shareholders will exchange their common stock in the Association solely for voting stock of Equality Bancorp, Inc., a Delaware-chartered stock holding company (the "Company").

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 2
July 31, 1997



Based upon our understanding of the Facts and the description of the Proposed Transaction (as detailed in Section I and Section II) and your Representations (as detailed in Section III), we have rendered our Opinion (as detailed in Section IV) and Analysis (as detailed in Section V) regarding the potential Federal income tax effect and State of Missouri income tax effect and financial institutions franchise tax effect of the proposed transactions ("Transactions") enumerated above (and as detailed in Section II).

Our opinion is restricted solely to the Federal income tax consequences and State of Missouri income tax and financial institution franchise tax consequences of the Transactions discussed herein. We express no opinion regarding matters not expressly addressed herein and no inference should be made regarding any matter or matters not expressly addressed.


We consent to the inclusion of this opinion as an Exhibit to the Form S-1 Registration Statement of Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement") and any reference to this opinion in such Registration Statement.

In rendering our opinion we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter, all of which are subject to change or modification by subsequent legislative, regulatory, judicial, or administrative decisions. Such changes could be retroactive in effect and, therefore, could affect our opinions. KPMG undertakes no responsibility to update this opinion in the event of any such change or modification subsequent to the issuance of this letter.

Our conclusions reflect our professional judgment based upon the facts and representations delineated herein as well as existing tax authorities that are subject to change. Any changes in the facts, representations, or in existing tax authority could, of course, affect our conclusions. Further, our opinion represents merely our view of the Transactions. No assurance can be given that either the U.S. Department of the Treasury, the Internal Revenue Service (the "Service"), or the Missouri Department of Revenue (the "DOR") or any court will agree with our opinion.


                                   SECTION I
                                   ---------

                              STATEMENT OF FACTS
                              ------------------

The MHC is a federally-chartered mutual holding company with its sole office located in St. Louis, Missouri. The MHC is a "corporation" under
(S)143.441.1(1)RSMo; as such, it is subject to an income tax on its Missouri taxable income. (S)143.431, RSMo.

The Association is a federally-chartered stock savings association headquartered in St. Louis, Missouri. The Association's deposits are insured by the Federal Deposit

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 3
July 31, 1997



Insurance Corporation and the Association is regulated by the Office of Thrift Supervision ("OTS"). The Association is an "association" under (S)148.610.3, RSMo; as such, it is subject to an annual franchise tax for the privilege of exercising its corporate franchise in Missouri. (S)148.620.3, RSMo. Such franchise tax is in lieu of all other state and local taxes against and upon associations, their capital, or income, except taxes on all property, contributions paid pursuant to the unemployment compensation law of Missouri, social security taxes, sales and use taxes. Id.

The Association is the successor to Equality Savings & Loan Association, a Missouri-chartered mutual savings and loan association (the "Mutual Association"). On October 22, 1993, the Mutual Association reorganized into the mutual holding company form of organization (the "MHC Reorganization"). The Mutual Association organized a Missouri-chartered stock savings and loan association (the "State Stock Association") as a wholly-owned subsidiary. The Mutual Association then transferred substantially all of its assets and liabilities to the State Stock Association in exchange for 456,400 shares of State Stock Association common stock, and reorganized itself into a federally-chartered mutual holding company known as First Missouri Financial, M.H.C. The State Stock Association simultaneously sold 380,000 shares of State Stock Association common stock to certain eligible depositors and other members of Mutual Association and the general public. On June 13, 1995, the State Stock Association converted to a federally-chartered stock savings and loan association (the "State-to-Federal Conversion") and simultaneously changed its name to "Equality Savings & Loan Association, F.A. (the "Federal Stock Association"). In connection with the State-to-Federal Conversion, all of the issued and outstanding shares of common stock of State Stock Association converted into shares of common stock of Federal Stock Association. As of the date of adoption of the Plan of Conversion (as described in Section II below), 836,400 shares of Federal Stock Association common stock were issued and outstanding, and the MHC and public stockholders own an aggregate of 53.2% and 46.8% of the outstanding Federal Stock Association common stock, respectively.

The MHC has no material assets other than its stock investment in the Association

At the time of the MHC Reorganization, the Association requested a ruling from the Service with respect to the tax consequences of the MHC Reorganization, which was effectuated as a tax-free exchange under IRC (S) 351. On May 11, 1994, the Association obtained a favorable ruling from the Service.


                                  SECTION II
                                  ----------

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 4
July 31, 1997



                             PROPOSED TRANSACTION
                             --------------------

On May 16, 1997, the Board of Directors of the MHC and the Association adopted a Plan of Conversion and Reorganization, which was subsequently amended on June 20, 1997 (as amended, the "Plan of Conversion"), pursuant to which the MHC will convert from a Missouri-chartered mutual holding company to a Delaware-chartered stock holding company (i.e., the Company), and the Association will be reorganized (the "Conversion and Reorganization"). Pursuant to the Plan of Conversion, execution will be effected as follows:

   1. The Association will organize the Company (which will subsequently become the stock holding company of the Association) as a first tier, wholly-owned subsidiary of the Association and will transfer only minimum capital to it. Company will have authorized solely shares of voting common stock.

   2. The Company will organize Interim II as a wholly-owned federally-chartered stock savings bank subsidiary of the Company and Company will transfer only the minimum capital required to Interim II.

   3. The MHC will shall convert from a mutual holding company to a federal interim stock savings association ("Interim I" Savings and Loan Association, F.A.) and simultaneously merge with and into the Association (in a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "IRC") (the "MHC Merger") pursuant to the Agreement of Merger between the MHC and the Association, with the Association being the resulting institution. As a result of the MHC
      Merger: (i) the shares of Association common stock held by the MHC (following its conversion to a federal interim stock association) shall be extinguished; and (ii) each member of the MHC who is an Eligible Account Holder (as defined below) or Supplemental Eligible Account Holder (as defined below) will receive an interest in a liquidation account established in the Association pursuant to regulations of the OTS (the "Liquidation Account") in exchange for such member's ownership interest in the MHC.

   4. Interim II will merge in a statutory merger (a tax-free reorganization pursuant to IRC (S)368(a)(1)(A) and IRC (S)368(a)(2)(E)) with and into the Association with the Association being the resulting institution (the "Association Merger"), pursuant to the Agreement of Merger between the Association and Interim II. As a result of the Association Merger: (i) shares of Company common stock held by

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 5
July 31, 1997




      the Association shall be extinguished; (ii) the shares of Association common stock held by persons who own Association common stock (excluding the MHC) ("Public Shareholders") shall be converted into the right to receive shares of Company common stock based upon an Exchange Ratio (as defined below), plus cash in lieu of any fractional share interest based upon the per share price at which Company common stock is ultimately sold in the Offerings (as defined below) (the "Actual Purchase Price"); (iii) the shares of Interim II common stock held by the Company shall be converted to shares of Association common stock on a one-for-one basis, with the Association thence becoming a wholly-owned subsidiary of the Company; (iv) existing options to purchase shares of Association common stock which are outstanding immediately prior to the consummation of the Conversion and Reorganization shall be converted into options to purchase shares of Company common stock, with the number of shares subject to the option and the exercise price per share being adjusted based on the Exchange Ratio so that the aggregate purchase price remains unchanged, and with the duration of the option remaining unchanged. The "Exchange Ratio" is the rate at which shares of the Company common stock will be exchanged for shares of Association common stock held by the Public Stockholders in connection with the Association Merger. The exact rate will be determined in order to ensure that upon consummation of the Conversion and Reorganization, the Public Stockholders will own, in the aggregate, approximately the same percentage of the Company common stock outstanding upon completion of the Conversion and Reorganization as the percentage of Association common stock owned by them in the aggregate immediately prior to the consummation of the Conversion and Reorganization, before giving effect to (a) cash paid in lieu of fractional interests of Company common stock, and (b) any shares of Conversion Stock (as defined below) purchase by the Public Stockholders in the Offerings (as defined below) or tax-qualified employee stock benefit plans thereafter.

   5. Simultaneously with the completion of the Conversion and Reorganization, the Association will amend it federal stock charter to change its name to "Equality Savings Bank, FSB".

   6. As a result of the Association Merger, the Company will own all of the outstanding shares of common stock of the Association, and the Company will offer for sale its shares of common stock (the "Conversion Stock") in an offering that will occur contemporaneously with the execution of the Plan of Conversion ( the "Offering", as discussed below).

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 6

July 31, 1997




It is expected that after the execution of the Plan of Conversion, the common stock of the Company will trade on the Nasdaq SmallCap Market System.

The affirmative vote of a majority of the total eligible votes of the MHC's members at a special meeting of members is required to approve the Plan of Conversion, MHC Merger and Association Merger. The affirmative vote of the holders of at least two-thirds of the outstanding Association common stock, in person or by proxy, at a special meeting of stockholders of the Association, is required to approve the Plan of Conversion, MHC Merger and Association Merger. Further, the Plan of Conversion, MHC Merger and Association Merger must be approved by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the special meeting.

Contemporaneously with the execution of the Plan of Conversion, the Company will offer shares of its common stock in a subscription offering, in descending order of priority, to Eligible Account Holders, certain employee stock benefit plans, Supplemental Eligible Account Holders, other members, directors, officers and employees, and Public Stockholders. Subject to the prior rights of holders of subscription rights, the Company is offering the shares of common stock, not subscribed for in the subscription offering, for sale in a community offering to natural persons who reside in Missouri and to whomever else the prospectus is delivered, giving first preference to natural persons residing in the Missouri counties of St. Louis City, St. Louis, Jefferson, St. Charles and Franklin. The subscription and community offerings are hereinafter referred to collectively as the "Offering".

As set forth above, the stockholders of the Company will be the former Public Stockholders of the Association immediately prior to the Association Merger, plus those persons who purchase shares of Company common stock in the Offering. Nontransferable rights to subscribe for the Company's common stock will be granted, in order of priority, to: (i) depositors of the Association who have account balances of $50.00 or more as of the close of business on March 31, 1996 ("Eligible Account Holders"); (ii) any tax-qualified defined benefit plan or defined contribution plan of the Association or Company (other than any management recognition plan established by the Company to induce certain directors, officers and employees of the Association and Company to continue to serve the Association and Company following the Conversion and Reorganization);
(iii) depositors of the Association (other than an officer or director or their associates) who have account balances of $50.00 or more as of the close of business on the last day of the calendar quarter preceding the approval of the Plan of Conversion by the OTS ("Supplemental Eligible Account Holders); (iv) all persons or entities who qualify as members of the MHC ("Other Members"); (v) directors, officers

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 7
July 31, 1997


and employees of the MHC, the Association or any subsidiary thereof, or the Company; and (vi) Public Stockholders.


                                  SECTION III
                                  -----------

                                REPRESENTATIONS
                                ---------------

1.   With respect to the MHC Reorganization that occurred on October 23, 1993:

     The Association treats the Mutual Association's base year (as defined in IRC (S)585(b)(2)(B)) immediately before the MHC Reorganization as its own base year amount for purposes of determining its six-year moving average amounts (as defined in IRC (S)585(b)(2)(A)) and computing deductible additions to its reserve, and Association treats the Mutual Association's outstanding loans and loan loss experience before the MHC Reorganization, as those of the Association.

2.   With respect to merger of the MHC into the Association (i.e., the MHC
     Merger):

     REPRESENTATION AS REQUIRED BY REV. PROC. 86-42.

     The fair market value of the Association stock and other consideration received by each target shareholder will be approximately equal to the fair market value of the MHC stock surrendered in exchange.

     REPRESENTATION WHICH CAN BE GIVEN.

     The fair market value of the interest of each member who is an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account established in the Association will be approximately equal to the fair market value of the voting and liquidation rights surrendered by such members in the exchange.

     The representation must be modified because the target is a mutual holding company that has neither shares of stock nor shareholders in the traditional sense. Further, in accordance with rules and regulations issued by the OTS, the Liquidation Account is to be established in the Association for Eligible Account Holders and Supplemental Eligible Account Holders.

     REPRESENTATION AS REQUIRED BY REV. PROC. 86-42.

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 8
July 31, 1997



     There is no plan or intention by the shareholders of the MHC who own 1 percent or more of the MHC stock, and to the best of the knowledge of the management of the MHC, there is no plan or intention on the part of the remaining shareholders of the MHC to sell, exchange or otherwise dispose of a number of shares of Association stock received in the transaction that would reduce the ownership of acquiring stock to a number of shares having a value as of the date of the transaction, of less than 50% of the value of all the formerly outstanding stock of target as of the same date. For purposes of this representation, shares of target stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of acquiring stock will be treated as outstanding target stock on the date of the transaction. Moreover, shares of target stock and shares of acquiring stock held by target shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     REPRESENTATION WHICH CAN BE GIVEN.

     There is no plan or intention by the members of the MHC who have liquidation and voting rights with respect to 1% or more of the MHC stock and to the best of the knowledge of management of the MHC, there is no plan or intention on the part of the remaining members of the MHC who are Eligible Account Holders and Supplemental Eligible Account Holders to sell, exchange or otherwise dispose of their interest in the Liquidation Account received in the transaction that would reduce the interest of such former MHC members in the Association to a value, as of the date of the transaction, of less than 50% of the value of their membership interests in the MHC.

     As discussed above, because the target is a mutual holding company, its members who are Eligible Account Holders and Supplemental Eligible Account Holders will exchange their interest in the MHC for an interest in the Liquidation Account in the Association, as contemplated by rules and regulations of the OTS. The MHC members will not have the opportunity to obtain cash, stock or other property for their membership interests, and will have no dissenters' rights.

     REPRESENTATION AS REQUIRED BY REV. PROC. 86-42.

     The Association has no plan or intention to reacquire any of its stock issued in the transaction.

     REPRESENTATION WHICH CAN BE GIVEN.

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 9
July 31, 1997



     The Association has no plan or intention to reacquire any portion of the Liquidation Account or the subscription rights transferred to the former MHC members who are Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their voting and liquidation rights in the MHC.

     The Association has no plan or intention to sell or otherwise dispose of any of the assets of the MHC acquired in the MHC Merger, except for dispositions made in the ordinary course of business or transfers described in IRC (S)368(a)(2)(C).

     The liabilities of the MHC assumed by the Association, if any, and the liabilities to which the transferred assets of the MHC are subject, if any, were incurred by the MHC in the ordinary course of its business.

     Following the MHC Merger, the Association will continue its historic business, the historic business of the MHC or use a significant portion of the MHC's historic business assets in the Association's business.

     The Association, the MHC, and the shareholders of the Association and members of the MHC will pay their respective expenses, if any, incurred in connection with the MHC Merger.

     There is no inter-corporate indebtedness existing between the MHC and the Association that was issued, acquired or will be settled at a discount.

     No two parties to the transaction are investment companies as defined in IRC (S)(S)368(a)(2)(F)(iii) and (iv).

     The MHC is not under the jurisdiction of a court in a title 11 or similar case within the meaning of IRC (S)368(a)(3)(A).

     The fair market value of the assets of the MHC transferred to the Association will equal or exceed the sum of the liabilities assumed by the Association plus the amount of the liabilities, if any, to which the transferred assets are subject.

     The nontransferable subscription rights distrituted to Eligible Account Holders and Supplemental Eligible Account Holders have nominal, if any, fair market value.

     To the best of the knowledge and belief of the taxpayer, the statutory merger of the MHC with and into the Association will qualify as a reorganization under IRC (S)368(a)(1)(A).

3. With respect to the merger of Interim II into the Association (i.e., the Association Merger):

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 10
July 31, 1997




     There is no plan or intention by the shareholders of the Association who own 5 percent or more of the Association stock, and to the best of the knowledge of the management of the Association, there is no plan or intention on the part of the remaining shareholders of Association to sell, exchange or otherwise dispose of a number of shares of Company stock received in the transaction that would reduce the Association shareholders' ownership of Company stock to a number of shares having a value as of the date of the Association Merger, of less than 50% of the value of all the formerly outstanding stock of target as of the same date, disregarding shares held by the MHC that were canceled in the MHC Merger. For purposes of this representation, shares of Association stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of acquiring stock will be treated as outstanding target stock on the date of the transaction. Moreover, shares of Company stock and shares of Company stock held by Association shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Association Merger will be considered in making this representation.

     Following the Association Merger, the Association will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim II's net assets (other than stock of Company distributed to Association's shareholders in the transaction) and at least 70% of the fair market value of Interim II's gross assets (other than stock of Company distributed to Association's shareholders in the Association Merger) held immediately prior to the Association Merger. For purposes of this representation, amounts paid by the Association or Interim II to dissenters, amounts paid by the Association or Interim II to shareholders who receive cash or other property, amounts used by the Association or Interim II to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Association will be included as assets of the Association or Interim II, respectively, immediately prior to the Association Merger.

     The Association has no plan or intention to sell or otherwise dispose of any of the assets of Interim II acquired in the Association Merger, except for dispositions made in the ordinary course of business or transfers described in IRC (S)368(a)(2)(C).

     Prior to the Association Merger, the Company will be in control of Interim II within the meaning of IRC (S)368(c).

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 11
July 31, 1997




     The Association has no plan or intention to issue additional shares of its stock that would result in the Company losing control of the Association within the meaning of IRC (S)368(c).

     The Company has no plan or intention to reacquire any of its stock issued in the Association Merger.

     The Company has no plan or intention to liquidate the Association; to merge the Association with or into another corporation; to sell or otherwise dispose of the stock of the Association except for transfers of stock to corporations controlled by Company; or to cause the Association to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim II, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Association.

     Interim II will have no liabilities to be assumed by the Association, and will not transfer to the Association any assets subject to liabilities in the Association Merger.

     Following the Association Merger, the Association will continue its historic business or use a significant portion of its historic business assets in a business.

     The Company, Interim II, the Association, and the shareholders of the Association will pay their respective expenses, if any, incurred in connection with the Association Merger.

     There is no inter-corporate indebtedness existing between the Company and the Association or between Interim II and the Association that was issued, acquired, or will be settled at a discount.

     In the Association Merger, shares of Association stock representing control of the Association, as defined in IRC (S)368(c), will be exchanged solely for voting stock of the Company. For purposes of this representation, shares of Association stock exchanged for cash or other property originating with the Company will be treated as outstanding Association stock on the date of the Association Merger.

     At the time of the Association Merger, the Association will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Association that, if exercised or converted, would affect the Company's acquisition or retention of control of the Association, as defined in IRC
     (S)368(c).

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 12
July 31, 1997




     The Company does not own, nor has it owned during the past five years, any shares of the stock of the Association.

     No two parties to the Association Merger are investment companies as defined in IRC (S)(S)368(a)(2)(F)(iii) and (iv).

     On the date of the Association Merger, the fair market value of the assets of the Association will exceed the sum of its liabilities, plus the amount of liabilities, if any to which the assets are subject.

     The Association is not under the jurisdiction of a court in a title 11 or similar case within the meaning of IRC (S)368(a)(3)(A).

     The fair market value of Company voting common stock to be received by each Association shareholder will be approximately equal to the fair market value of Association stock surrendered in the exchange.

     To the best of the knowledge and belief of the taxpayer, the statutory merger of Interim II with and into the Association will qualify as a reorganization under IRC (S)368(a)(1)(A) and IRC (S)368(a)(2)(E).


                                  SECTION IV
                                  ----------

                   FEDERAL AND STATE OF MISSOURI TAX OPINION
                   -----------------------------------------


MISSOURI INCOME TAX.

The starting point for computing Missouri taxable income is Federal taxable income. (S)143.431., RSMo. Federal taxable income is converted into Missouri taxable income by application of enumerated modifications. (S)143.431.1-3, RSMo. Missouri law requires that the terms used in Chapter 143 be given the same meanings as when used in a comparable context in the Internal Revenue Code of 1986, as amended, unless a different meaning is clearly required.
(S)143.091, RSMo. The rules and regulations issued by the DOR must follow as nearly as practicable Treasury regulations. (S)143.961.2 RSMo. No specific provision of Chapter 143 addresses or alters the Federal tax treatment of the Transactions.

Missouri law provides that for Missouri income tax purposes, a corporation's tax year shall be the same as its Federal tax year. (S)143.271.1, RSMo. A corporation's method of accounting for Missouri income tax purposes must be the same as for Federal tax purposes. (S)143.281.1, RSMo. Based on our review of Missouri income tax law, there are no specific provisions in the

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 13
July 31, 1997




statutes or regulations which modify the Federal recognition or nonrecognition rules applicable to reorganizations. Therefor, our opinion below is dependent upon the Federal income tax consequences of the Transactions which, as indicated above, should also be the Missouri income tax consequences.

MISSOURI FINANCIAL INSTITUTIONS FRANCHISE TAX.

Savings and loan associations are subject to an annual franchise tax measured by net income for the preceding year. (S)148.630.1, RSMo. Net income of savings and loan associations is computed by deducting from gross income all ordinary and necessary business expenses. 148.630.2, RSMo. "Gross income" of savings and loan associations is defined as all gains, profits, earnings, and other income, from whatever source, and includes interest from any governmental obligations.
(S)148.630.1, RSMo. The computation of taxable net income for computation of the franchise tax does not, by statute or regulation, make reference to Federal taxable income or the IRC or Treasury regulations; however, the DOR is limited, insofar as feasible, to issuing rules and regulations which are consistent with the rules and regulations of the Internal Revenue Code of 1986, as amended.
(S)148.700, RSMo. Further, the DOR has administratively required that the computation of taxable net income begin with Federal taxable income before any net operating loss deduction or special deduction (DOR 1997 Form-INT-3, Part 1, Line 1). Additionally, other sections in the financial institutions franchise tax law make specific reference to Federal income tax statutes and regulations. See 12 CSR 10-10.170 (an accrual basis taxpayer which is a member of an affiliated group filing a consolidated tax return must allocate its consolidated tax liability among the members of the group for the year using the method elected to allocated earnings and profits by the group under IRC (S)1552 for the applicable year, without regard to any additional allocations under Treas. Reg.
(S)1.1502-33(d)). There are no provisions in the Missouri financial institutions franchise tax laws which govern the Transactions. Thus, our opinion below is dependent on the Federal income tax consequences of the Transactions which, as indicated above, should also be the Missouri financial institutions franchise tax consequences.

OPINION.

Based solely upon the facts and representations listed above, and provided that such facts as contained in Sections I and II above and representations are correct and complete, we render the following opinion with respect to the Federal income tax consequences and State of Missouri income tax and financial institutions franchise tax consequences of the proposed transactions. Our opinion is only applicable to the tax effects of those Code sections specifically discussed below. No

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 14
July 31, 1997



opinion is expressed nor can any inferences be drawn as to the applicability of any other Code section.

The following Federal income tax results will occur:

 1. The MHC Merger qualifies as a tax-free reorganization within the meaning of IRC (S)368(a)(1)(A) provided it qualifies as a statutory merger under applicable state and federal law.

 2. The MHC will not recognize any gain or loss on the transfer of its assets to the Association in exchange for an interest in a liquidation account established in the Association for the benefit of the MHC's members who remain depositors of the Association and non-transferable subscription rights. The MHC will not recognize any gain or loss upon the distribution of such liquidation account rights or such stock purchase rights to its members in exchange for their membership interests in the MHC pursuant to the MHC Merger. IRC (S)361(a) and IRC (S)361(c).

 3. The exchange of the members' equity interests in the MHC for interests in a liquidation account established at the Association in the MHC Merger will satisfy the continuity of interest requirement of Treas. Reg. (S)1.368-1(b) of the Income Tax Regulations (Rev. Rul. 69-3, 1969-1 C.B. 103, Rev. Rul. 69-646, 1969-2 C.B. 54, and Rev. Rul. 78-286, 1978-2 C.B. 145).

 4. No gain or loss will be recognized by the Association upon the receipt of the assets of the MHC in the MHC Merger in exchange for the transfer to the members of the MHC of an interest in the liquidation account in the Association and non-transferable subscription rights. IRC (S)1032(a).

 5. The basis of the assets of MHC (other than stock in Association) to be received by Association will be the same as the basis of such assets in the hands of the MHC immediately prior to the transfer. IRC (S)362(b).

 6. The holding period of the assets of the MHC (other than stock in Association) to be received by Association will include the holding period of those assets in the hands of the MHC immediately prior to the transfer. IRC (S)1223(2).

 7. The MHC members will recognize no gain or loss upon the receipt of an interest in the liquidation account in Association in exchange for their membership interest in the MHC. Gain or loss, if any, will be recognized by such members upon receipt of the subscription rights to purchase Company stock, but only to the extent of the fair market value of such rights, and it has been represented that such rights will have nominal, if any, fair market value. IRC (S)354(a).

 8. The Association Merger qualifies as a reorganization within the meaning of IRC (S)368(a)(1)(A), pursuant to IRC (S)368(a)(2)(E) of the Code. The Association Merger is not disqualified from qualifying as a reorganization within the meaning of IRC (S)368(a)(1)(A) because Company common stock will be conveyed to the

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 15
   July 31, 1997




     Association's stockholders in exchange for their Association common stock. IRC (S)368(a)(2)(E).

 9. Interests in the liquidation account established at the Association, and the shares of Association common stock held by the MHC prior to consummation of the MHC Merger, will be disregarded for the purpose of determining that an amount of stock in the Association which constitutes "control" of such corporation was acquired by the Company in exchange for shares of common stock of the Company pursuant to the Association Merger. IRC (S)368(c).

 10. The exchange of shares of common stock of the Company for the shares of common stock of the Association in the Association Merger, following consummation of the MHC Merger, will satisfy the continuity of interest requirement of Treas. Reg. (S)1.368-1(b) in the Association Merger.

 11. Interim II will not recognize any gain or loss on the transfer of its assets to Association in exchange for Association stock and the assumption by Association of the liabilities, if any, of Interim II. IRC (S)361(a) and IRC (S)357(a).

 12. Association will not recognize any gain or loss on the receipt of the assets of Interim II in exchange for Association stock. IRC (S)1032(a).

 13. Association's basis in the assets received from Interim II in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim II immediately prior to the transaction. IRC
     (S)362(b).

 14. Association's holding period for the assets received from Interim II in the proposed transaction will, in each instance, include the period during which such assets were held by Interim II. IRC (S)1223(2).

 15. The Company will not recognize any gain or loss upon its receipt of Association stock in exchange for Interim II stock. IRC (S)354(a).

 16. Association shareholders will not recognize any gain or loss upon their exchange of Association stock solely for shares of Company voting common stock. IRC (S)354(a).

 17. Each Association shareholder's aggregate basis in his or her Company Common Stock received in the exchange will be the same as the aggregate basis of the Association stock surrendered in exchange therefor. IRC (S)358(a).

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 16
   July 31, 1997





 18. Each Association shareholder's holding period in his or her Company Common Stock received in the exchange will include the period during which the Association stock surrendered was held, provided that the Association stock surrendered is a capital asset in the hands of the Association shareholder on the date of the exchange. IRC (S)1223(1).



Based on the foregoing, it is our view that there should be no material adverse Federal income tax consequences, or material adverse State of Missouri income tax or financial institutions franchise tax consequences, to the Association and its affiliates, or Eligible Account Holders and other recipients of conversion stock, as a result of the above-referenced transactions. However, as indicated earlier, our opinion is based upon facts and representations detailed herein as well as current Federal income tax law, regulations, related cases, rulings, etc., and State of Missouri income tax and financial institutions franchise tax laws, related cases, rulings, etc. Any changes in the proposed transactions or in Federal income tax law and State of Missouri income tax and financial institutions franchise tax law prior to the consummation of the proposed Transactions, or which are retroactive in effect, could cause us to modify our opinion. The opinions contained herein are not binding upon the IRS or any other tax court or authority, and no assurance can be given that a position contrary to any of those contained herein will not be asserted by a tax authority.

                                   SECTION V
                                   ---------

                                   ANALYSIS
                                   --------

IRC (S)368(a)(1)(A) defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as the MHC Merger and the Association Merger. IRC (S)368(a)(2)(E) provides that a transaction otherwise qualifying as a merger under IRC (S)368(a)(1)(A), such as the Association Merger, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Company) which before the merger was in control of the merged corporation is used in the transaction if:

     (i) after the transaction, the corporation surviving the merger (the Association) holds substantially all of its properties and the properties of

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Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 17
   July 31, 1997





           the merged corporation (Interim II) (other than common stock of the controlling corporation [the Company] distributed in the transaction); and

     (ii) in the transaction, former stockholders of the surviving corporation (the Association stockholders) exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

Treas. Reg. (S)1.368-2(b)(1) provides that, in order to qualify as a reorganization under IRC (S)368(a)(1)(a), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Plan of Conversion provides that the MHC Merger and the Association Merger will be accomplished in accordance with applicable state and federal law.

Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of IRC (S)368(a)(1)(A).

     (i) The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See Treas. Reg .

           (S)1.368-1(c). For the reasons set forth in Article I of the Plan of Conversion, we believe that the MHC Merger and Association Merger satisfy the business purpose test.

     (ii) The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See Treas. Reg. (S)1.368-1(d). Based on the Representations set forth above, we believe that the business conducted by the Association prior to the MHC Merger and the Association Merger will be unaffected by the transactions.

     (iii) The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Commissioner, 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 374 (1935); Southwest Natural Gas

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 18
   July 31, 1997




           Co. v. Commissioner, 189 F.2d 332 (5th Cir. 1951), cert. denied, 342
           --------------------
           U.S. 860 (1951). Based on (a) the Registration Statement, and (b) Rev. Rul. 69-3 1965-1 C.B. 103 and Rev. Rul 69-646, 1969-2 C.B. 54,
           we believe that the MHC Merger satisfies the continuity of interest doctrine. Based on the Representations set forth above, we believe that the Association Merger satisfies the continuity of interest doctrine. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to qualification of the MHC Merger and Association Merger as a reorganization, within the meaning of IRC (S)368(a)(1)(A) and IRC
           (S)368(a)(2)(E), are satisfied on the basis of the information contained in the Plan of Conversion and Registration Statement.

Please note that, in December 1994, the Service published Rev. Proc. 94-76 1994-2 C.B. 825, which states that the Service will not issue private letter rulings with respect to a transaction in which one corporation owns stock in a second corporation, the first corporation is not the 80% distributee of the second corporation and the two corporations are merged. The Service assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of General Utilities & Operating Co. v. Helvering, 296 U.S.
                     ----------------------------------------------
200 (1935). Although the Service has assumed a "no-rule" position to study the issues associated with such mergers, the Service has not specifically rescinded its prior position with respect to such mergers, and therefor, at the time that this transaction is consummated, the law prior to the publication of Rev. Proc. 94-76, as reflected in the Code, Treasury Regulations and case law, will continue to control the transaction. Under such law, we believe that the MHC Merger qualifies as a tax-free reorganization within the meaning of IRC
(S)368(a)(1)(A). Moreover, there is no indication that the Service position will change as the result of this study. If the Service does change its position with respect to the downstream merger of one corporation into its less than 80% owned distributee, there is no reason to believe that any such change will have retroactive effect; provided, however, that if the Service should conclude that such mergers circumvent the repeal of General Utilities, the
                                                    -----------------
issuance of regulations prior to the effective date of the MHC Merger could significantly modify the opinions expressed herein.

IRC (S)354 provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Association, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as the Company. IRC (S)365 provides that the stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as cash received in lieu of fractional shares. IRC
(S)358 provides that, with certain adjustments

Boards of Directors
First Missouri Financial, M.H.C.
Equality Savings & Loan Association, F.A.
Equality Bancorp, Inc.
Page 19
   July 31, 1997




for money received in a reorganization, such as cash received in lieu of fractional shares, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which her or she surrendered in the transaction. IRC (S)1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

IRC (S)361 provides that no gain or loss shall be recognized to a corporation, such as Interim II, which is a party to a reorganization, on any transfer of property pursuant to a plan of reorganization such as the Plan of Conversion. IRC (S)362 provides that if property is acquired by a corporation, such as the Association, in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. IRC (S)1223(2) states that where a corporation, such as the Association, will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. IRC (S)1032 states that no gain or loss shall be recognized to a corporation, such as the Company, on the receipt of property in exchange for common stock.

                                * * * * * * * *

We consent to the inclusion of this opinion as an exhibit to the Registration Statement of the Company and any reference to and summary of this opinion in such Registration Statement.

Very truly yours,



KPMG Peat Marwick LLP